Exhibit 99.1

Contact:

Patrick Bratton

Chief Financial Officer

Atlantic Broadband Finance, LLC

(617) 786-8800

Atlantic Broadband Finance, LLC Announces Intention to Refinance Senior Credit Facility

QUINCY, MA (November 8, 2010) – Atlantic Broadband Finance, LLC (“Atlantic Broadband” or the “Company”) announced today its intention to replace its existing $40,000,000 revolving credit facility due in 2012, and $436,500,000 term loan facility due 2013 (together, the “Existing Credit Facility”) with a new $600,000,000 senior secured credit facility (the “New Credit Facility”) comprised of a term loan facility (the “New Term Facility”) and a revolving credit facility (the “New Revolving Facility”), the proceeds of which will be used (a) to repay in full all indebtedness and other amounts due or outstanding under its Existing Credit Facility, (b) to consummate a cash dividend payment of approximately $110,000,000 to the shareholders of Atlantic Broadband Holdings I, LLC and (c) to pay approximately $39,000,000 in aggregate amount to Atlantic Broadband Holdings I, LLC to facilitate the redemption of certain of its preferred stock. The New Term Facility is expected to have a five-year maturity and the New Revolving Facility is expected to have a four-year maturity, in each case subject to an earlier maturity in the event that the Company’s 9.375% senior subordinated notes due 2014 (the “2014 Notes”) remain outstanding on or prior to the date that is 120 days prior to the maturity of the 2014 Notes.

The entry into the New Credit Facility will be contingent upon, among other things, a successful syndication and the satisfaction of conditions precedent to the definitive documentation therefor. The material terms of the New Credit Facility, including those described above, could change materially between the date hereof and the effectiveness of the New Credit Facility.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation reform Act of 1995. Words of expressions such as “intends”, “expects”, “expected”, “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s report filed with the Securities and Exchange Commission (SEC).